UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2021

Red Oak Capital Fund IV, LLC
(Exact name of issuer as specified in its charter)

Delaware	84-3642502
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Kenmoor Avenue SE, Suite 200

Grand Rapids, Michigan 49546

(Full mailing address of principal executive offices)

(616) 734-6099

(Issuer’s telephone number, including area code)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION AND FIGURES

This Annual Report on Form 1-K, or the Annual Report, of Red Oak Capital Fund IV, LLC, a Delaware limited liability company, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our offering circular dated January 29, 2020, filed pursuant to Rule 253(g)(2), under the caption “RISK FACTORS” and which are incorporated herein by reference (https://www.sec.gov/Archives/edgar/data/0001794418/000165495420000917/oak_253g2.htm).

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

All figures provided herein are approximate.

Item 1. Business

General

Unless the context otherwise requires or indicates, references in this Annual Report on Form 1-K to “us,” “we,” “our” or “our Company” refer to Red Oak Capital Fund IV, LLC, a Delaware limited liability company.

Red Oak Capital Fund IV, LLC, a Delaware limited liability company, was formed on October 31, 2019. We acquire and manage commercial real estate loans and securities and other real estate-related debt instruments. We implement an investment strategy that preserves and protects our capital while producing attractive risk-adjusted returns generated from current income on our portfolio. We actively participate in the servicing and operational oversight of our assets through our manager, Red Oak Capital GP, LLC, or our Manager, rather than subrogate those responsibilities to a third party.

The Company does not act as a land or real estate developer and currently has no intent to invest in, acquire, own, hold, lease, operate, manage, maintain, redevelop, sell or otherwise use any undeveloped real property or developed real property, unless such actions are necessary or prudent based upon borrower default in accordance with the terms of the debt instruments held by the Company.

We filed an offering statement on Form 1-A, or the Offering Statement, with the United States Securities and Exchange Commission, or the SEC, on November 19, 2019, which offering statement was qualified by the SEC on January 29, 2020. Pursuant to the Offering Statement, we offered a maximum of $50,000,000 in the aggregate of the Company’s 6.25% Series A, 8.25% Series B, 6.50% Series Ra, 9.00% Series Rb senior secured bonds, or collectively the Bonds. The purchase price per Bond was $1,000. As of August 20, 2020, the Offering reached the maximum aggregate raise of $50,000,000 through issuing $1,540,000, $44,679,000, $710,000, and $3,071,000 of Series A, Series B, Series Ra, and Series Rb Bonds, respectively. We have used and continue to use the proceeds of the sale of Bonds to invest in collateralized senior commercial mortgage notes, or property loans, and pay or reimburse selling commissions and other fees and expenses associated with the offering of the Bonds.

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As of December 31, 2021, the Company held six senior secured loans, providing $31,931,600 of senior secured loans to various borrowers. The portfolio of loans possessed interest rates averaging 12.75% and maturities ranging from February 28, 2022 to June 30, 2023. The following tables outlines the major terms of each loan closed by the Company as lender and outstanding at December 31, 2021:

Borrower	Location	Maturity	Note Principal	Interest Rate
The Legacy Group Properties, LLC	New Iberis, LA	4/24/2022	$2,000,000	20.00%
9711 Linkmeadow, LLC	Humble, TX	2/28/2022	$1,162,600	10.00%
BT Apartment Rentals, LLC	Topeka, KS	4/30/2022	$5,459,000	13.00%
Phoenix Ten Properties, LLC	Roswell, GA	10/15/2022	$9,650,000	11.50%
The Oaks Senior Living, LLC	San Rafael, CA	6/30/2023	$5,500,000	12.00%
Panda High Plains Hemp Gin Real Estate, LLC	Witchita Falls, TX	7/31/2022	$8,160,000	10.00%

On February 24, 2021, the Company entered into that certain Loan Participation and Servicing Agreement (“AI 200 Walker Agreement”) whereby the Company sold a participation interest equal to approximately 68.4% of the $21,928,571 senior secured loan (the “Loan”) to M&M Iconic Venture LLC, a Michigan limited liability company, to AI 200 Walker Funding LLC, a Delaware limited liability company, for a purchase price of $15,000,000. Descriptions of the AI 200 Walker Agreement are incorporated by reference herein to that Current Report on Form 1- U dated March 2, 2021, located at: https://www.sec.gov/Archives/edgar/data/0001794418/000165495421002214

/redoakiv_1u.htm.

On March 14, 2022, Red Oak Holdings Management, LLC (“ROHM”), who is the Manager of Red Oak Capital Holdings, LLC (“ROCH”), who is the sole member and Manager of Red Oak Capital GP, LLC (“ROCG”), who is the sole member and Manager of Red Oak Capital Fund IV, LLC (the “Company”), announced the following resignations: Jason Anderson resigned from any and all officer positions, including without limitation Chief Financial Officer, that he holds with ROHM, ROCH, ROCG or any other entities affiliated with ROCH, effective immediately upon the termination of that certain Transition Services Agreement, dated as of March 14, 2022, and Joseph Elias resigned from any and all officer positions, including without limitation Chief Operating Officer, that he holds with ROHM, ROCH, ROCG or any other entities affiliated with ROCH, effective immediately upon the termination of that certain Transition Services Agreement, dated as of March 14, 2022, The Board of Managers of ROHM is currently comprised of the following three individuals: Gary Bechtel, Kevin Kennedy, and Raymond Davis. Further information is available in the Current Report on Form 1-U dated March 14, located at: https://www.sec.gov/Archives/edgar/data/0001794418/000165495422003263/redoakiv_1u.htm.

On March 17, 2022, Red Oak Holdings Management, LLC (“ROHM”), who is the Manager of Red Oak Capital Holdings, LLC (“ROCH”), who is the sole member and Manager of Red Oak Capital GP, LLC (“ROCG”), who is the sole member and Manager of Red Oak Capital Fund IV, LLC (the “Company”), announced the appointment of Paul Cleary as President of ROCH, effective immediately, and Chief Operating Officer (“COO”) of ROCH, effective immediately upon the termination of Joseph Elias as COO of ROCH, whose termination shall be effective immediately upon the termination of that certain Transition Services Agreement, dated as of March 17, 2022. Further information is available in the Current Report on Form 1-U dated March 18, 2022 located at: https://www.sec.gov/Archives/edgar/data/0001794418/000165495422003430/redoakiv_1u.htm

On April 21, 2022, Red Oak Holdings Management, LLC (“ROHM”), who is the Manager of Red Oak Capital Holdings, LLC (“ROCH”), who is the sole member and Manager of Red Oak Capital GP, LLC (“ROCG”), who is the sole member and Manager of Red Oak Capital Fund IV, LLC (the “Company”), announced the appointment of Tom McGovern as Chief Financial Officer (“CFO”) of ROCH, effective immediately upon the termination of Jason Anderson as CFO of ROCH, whose termination shall be effective immediately upon the termination of that certain Transition Services Agreement, dated as of March 14, 2022, by and among Mr. Anderson, ROHM, and ROCH. Further information is available in the Current Report on Form 1-U dated April 21, 2022 located at https://www.sec.gov/Archives/edgar/data/1794418/000165495422005322/redoakiv_1u.htm.

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We are managed by our Manager, which is wholly owned by Red Oak Capital Holdings, LLC and wholly controlled by Red Oak Holdings Management, LLC, a Delaware limited liability company, or our Sponsor, a Grand Rapids, Michigan based commercial real estate finance company specializing in the acquisition, processing, underwriting, operational management and servicing of commercial real estate debt instruments. We benefit from our Sponsor’s significant experience in the marketing and origination of project transactions in which to properly and efficiently evaluate suitable investments for our Company.

On March 14, 2022, ROCG distributed in kind its interests in the Sponsor and ROHM to Messrs. Kennedy and Elias. Mr. Elias then sold all his equity interests in ROHM and the Sponsor to White Oak Capital Holdings, LLC, a Michigan limited liability company (“White Oak”) and resigned as a manager and member of the board of managers of ROHM, effective March 14, 2022, and resigned from any and all officer positions the held in ROHM, the Sponsor, and the Manager, effective immediately upon the termination of that certain Transition Services Agreement, dated as of March 14, 2022, by and among Mr. Elias, ROHM, ROCH, and Red Oak Capital Participation Fund GP, LLC (“Elias’s Transition Services Agreement”). Likewise, on March 14, 2022, Mr. Anderson sold all his equity interests in ROHM and certain Class H-1 Units in the Sponsor to White Oak and resigned as a manager and member of the board of managers of ROHM, effective March 14, 2022, and resigned from any and all officer positions the held in ROHM, the Sponsor, and the Manager, effective immediately upon the termination of that certain Transition Services Agreement, dated as of March 14, 2022, by and among Mr. Anderson, ROHM, ROCH, and Red Oak Capital Participation Fund GP, LLC (“Anderson’s Transition Services Agreement”). Mr. Anderson still owns Class H-1 Units in the Sponsor, pending the transfer of such remaining equity interest on August 15, 2022, and he has designated White Oak as his proxy in the Sponsor. ROHM’s board of managers is currently comprised of Gary Bechtel, Kevin Kennedy, and Raymond Davis. The ROHM board members and White Oak also collectively own all of the voting equity in ROHM and have the exclusive right to vote in the election of the ROHM board members.

We do not have any employees. We rely on the employees of our Sponsor, as the sole member of our Manager, and its affiliates for the day-to-day operation of our business.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

We commenced active operations upon the first closing of our offering of Bonds on February 21, 2020. To date we have received approximately $45,700,000 in net proceeds from our offering of Bonds and have invested approximately $67,300,000 in first mortgage loans. Since the Offering reached the maximum allowable raise on August 20, 2020, there is not anticipated to be any further issuance of bonds.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, restructuring property loans or liquidating our investment in one or more assets. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. Additionally, our ability to borrow additional funds will be limited by the restrictions placed on our and our subsidiaries’ borrowing activities by our indenture.

Results of Operations – Period from January 1, 2021 through December 31, 2021

We operate on a calendar year. Set forth below is a discussion of our operating results for the period ended December 31, 2021.

As of December 31, 2021, the Company held six senior secured loan, pursuant to which the Company, as the lender, provided $31,931,600 of senior secured loans to various borrowers. This set of loans possessed interest rates ranging between 10% and 20% (averaging 11.07%) and maturities ranging from February 28, 2022 to June 30, 2023.

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The borrowers generally have the option to extend the maturity date of the notes for two additional six-month terms, subject to certain terms and conditions, including the payment of extension points in an amount equal to two percent (2.0%) of the outstanding and unpaid principal at the time of each additional extension and a one percent (1.0%) increase in the note’s interest rate for each additional extension option. The notes are prepayable in whole or in part, subject to the following penalties for prepayment: (i) any payment of principal within the first six (6) months of the loan term is subject to a penalty of three percent (3.0%) of the unpaid principal balance; and (ii) during the remainder of the loan term, any prepayment of the principal outstanding balance outside of the six (6) months prior to the maturity date is subject to a penalty of one percent (1.0%) of the unpaid principal balance.

For the period ending December 31, 2021, our total revenues from operations amounted to $6,697,640. Operating costs for the same period, including bond interest expense of $4,806,480 amounted to $6,083,279. Including unrealized net losses of ($90,772), net income for the period amounted to $523,589.

As of the issuance date of this report, the Company has deployed substantially all the remaining net proceeds from the issuance of the bonds.

Results of Operations – For the Period Ended December 31, 2020

We operate on a calendar year. Set forth below is a discussion of our operating results for the period ended December 31, 2020.

As of December 31, 2020, the Company held ten senior secured loan, pursuant to which the Company, as the lender, provided $50,831,421 of senior secured loans to various borrowers. This set of loans possessed interest rates ranging between 8% and 12% (averaging 11%) and maturities ranging from April 24, 2021 to October 28, 2022.

The borrowers generally have the option to extend the maturity date of the notes for two additional six-month terms, subject to certain terms and conditions, including the payment of extension points in an amount equal to two percent (1.0%) of the outstanding and unpaid principal at the time of each additional extension and a one percent (0.5%) increase in the note’s interest rate for each additional extension option. The notes are prepayable in whole or in part, subject to the following penalties for prepayment: (i) any payment of principal within the first six (6) months of the loan term is subject to a penalty of three percent (3.0%) of the unpaid principal balance; and (ii) during the remainder of the loan term, any prepayment of the principal outstanding balance outside of the six (6) months prior to the maturity date is subject to a penalty of one percent (1.0%) of the unpaid principal balance.

For the period ending December 31, 2020, our total revenues from operations amounted to $2,273,314. Operating costs for the same period, including organization fees of $1,000,000 and bond interest expense of $3,259,867 amounted to $4,963,107. Net loss for the period amounted to $2,689,793.

Liquidity and Capital Resources

As of December 31, 2021, we had sold $1,540,000, $44,679,000, $710,000, and $3,071,000 of Series A, Series B, Series Ra, and Series Rb Bonds, respectively, pursuant to our offering of Bonds. Our principal demands for cash will continue to be for acquisition costs, including the purchase price or principal amount of any property loans, securities or other assets we acquire, the payment of our operating and administrative expenses, and all continuing debt service obligations, including our debt service on the Bonds. Generally, we will fund additional acquisitions with cash generated from our property loans and/or debt.

As of December 31, 2021, the Company had cash on hand of $13,674,726 and bond service reserves of $0. The bond service reserves are no longer required under our Indenture.

We expect to use debt financing in addition to our Bonds as a source of capital. We have a limit of 25% of the aggregate Bond principal raised on the amount of additional debt that can be employed in the operations of the business.

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We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent upon the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located. Our ability to liquidate our assets is partially dependent upon the state of real estate markets and the ability of mortgagors to obtain financing at reasonable commercial rates. In general, we intend to pay debt service from cash flow obtained from operations. If cash flow from operations is insufficient then we may exercise the option to partially leverage the asset to increase liquidity. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our Bond Service Reserve. Moreover, our Manager may change this policy, in its sole discretion, at any time to facilitate meeting its cash flow obligations.

Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of assets and undistributed cash flow, subject to the limitations previously described. Note that, currently, we have not identified any additional source of financing, other than the proceeds from our Bonds offering, and there is no assurance that such sources of financing will be available on favorable terms or at all.

Trend Information

We reached the maximum allowable raise and closed the Offering as of August 20, 2020. As such, we will no longer issue additional bonds. We intend to use the net proceeds from the Offering to continue to issue senior secured loans on commercial real estate and thereby increase cash flows.

In the first half of 2021, we completed a partial sale of one existing loan for $15,000,000 to a participating lender and closed on one senior secured loan with $5,500,000 in principal outstanding. In the second of 2021, we closed one senior secured loan with $8,160,000 in principal outstanding. We anticipate the deployment of capital to increase through the first and second half of 2022. In 2022 through the issuance of this report, the Company deployed $3,600,000 in senior secured loans. As we issue additional senior secured loans on the commercial real estate, the Company’s cash flows increase.

As a result of the global outbreak of a new strain of coronavirus, COVID-19, economic uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of the outbreak has been rapidly evolving, and the outbreak presents material uncertainty and risk with respect to our future financial results and capital raising efforts. We are unable to quantify the impact COVID-19 may have on us at this time. Although we have not experienced a significant increase in the number of late payments or defaulting borrowers as of the date of this report, we may experience adverse effects in the performance of our existing loans as a result of COVID-19 which may materially alter our ability to pay our debt service obligations and fees.

Item 3. Directors and Officers

As of the issuance date of this report, the following table sets forth information on our board of managers and executive officers of our Sponsor. We are managed by our Manager, which is majority owned and controlled by our Sponsor. Consequently, we do not have our own separate board of managers or executive officers.

Name	Age	Position with our Company	Director/Officer Since
Gary Bechtel	64	Chief Executive Officer*	August 2020
Jason Anderson	36	Chief Financial Officer (outgoing)	November 2019
Kevin P. Kennedy	56	Chief Sales and Distribution Officer*	November 2019
Raymond T. Davis	54	Chief Business Development Officer*	November 2019
Paul Cleary	58	President and Chief Operating Officer	March 2022
Thomas McGovern	43	Chief Financial Officer (incoming)**	April 2022

*Member of the board of managers of the Sponsor, which controls our Manager, which controls our company.

**On April 21, 2022, ROHM announced the appointment of Thomas McGovern as Chief Financial Officer of the Sponsor, effective immediately upon the termination of Jason Anderson as CFO of the Sponsor, whose termination shall be effective immediately upon the termination of Anderson’s Transition Services Agreement.

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Set forth below is biographical information for our Sponsor’s executive officers.

Gary Bechtel, Chief Executive Officer and a member of the board of managers for our Sponsor. Gary previously served as President of Money360 and was responsible for developing and executing Money360’s expansion strategy. Gary also served on Money360’s Credit Committee and Board of Directors. Prior to joining the Money360, he was Chief Lending/Originations Officer of CU Business Partners, LLC, the nation’s largest credit union service organization (CUSO). Previously, Gary held management or production positions with Grubb & Ellis Company, Meridian Capital, Johnson Capital, FINOVA Realty Capital, Pacific Southwest Realty Services and Hometown Commercial Capital. Gary began his career with the Alison Company and over the past thirty-four years has been involved in all aspects of the commercial real estate finance industry, as a lender and as an intermediary, including the origination, underwriting, structuring, placement and closing of over $10B in commercial debt transactions, utilizing various debt structures which have included permanent, bridge, equity, mezzanine and construction on transactions of $1M to $250M. These transactions were placed with a variety of capital sources that included life companies, commercial banks, credit unions and equity and mezzanine funds, on property types that included office, retail, industrial, multifamily, hospitality, self storage and manufactured housing. He is or has been a member of the Mortgage Bankers Association of America, California Mortgage Bankers Association, National Association of Industrial and Office Properties, and International Council of Shopping Centers. Gary has spoken at numerous industry events and written articles and has been regularly quoted in a number of regional and national publications.

Jason Anderson is (outgoing) Chief Financial Officer for our Sponsor. He focuses on the creation and development of operational and accounting expertise. Jason has more than 12 years in the financial services industry. Under his tenure as a Shareholder, Director and Executive Committee Member at Strait Capital from 2009 to 2017, assets under administration increased from $40 million to nearly $4 billion. His expertise lies in architecting and delivering a full-fledge institutional operating platform for hedge funds, private equity groups, and family offices. Jason launched over 100 alternative investment vehicles while at Strait Capital. Jason has also served as Director of Anderson Capital Consulting LLC since 2017. He began his career as a hedge fund analyst specializing in distressed securities, mergers and acquisitions, and capital arbitrage strategies. While a university student, he was hand-picked to serve as an analyst for the $1+ Billion SMU Endowment Fund. Jason graduated Magna Cum Laude with a Bachelor of Business Administration in Finance and a Bachelor of Science in Economics with Business Honors and Department Distinction from Southern Methodist University. Jason has earned the Chartered Financial Analyst (CFA) designation.

Kevin P. Kennedy is a founding partner, Chief Sales and Distribution Officer and a member of the board of managers for our Sponsor. He is responsible for capital acquisition, platform distribution and broker dealer relationships. Kevin has 25 years of experience in investment management. Most recently, he was with BlackRock Investment Management Corporation from 1990 to 2016, where he served as Managing Director and Divisional Sales Director prior to leaving. His team was responsible for selling and marketing BlackRock’s active, passive and alternative investments. Prior to BlackRock, Kevin was a Director and Vice President for Merrill Lynch Investment Managers covering the Midwest region. He began his career with Merrill Lynch in 1990 as a trading liaison. He was instrumental in helping both firms raise billions in sales, increase revenue, new offerings, platform enhancements and sales team development. Kevin holds a Series 7, 24, 63, 65 and 66 securities licenses. He received his Bachelor of Arts degree from Duquesne University, in Pittsburg, PA. He completed his Certified Investment Management Analyst certification (CIMA) designation from Wharton Executive Education-University of Pennsylvania in 2007.

Raymond T. Davis is Chief Business Development Officer and a member of the board of managers for our Sponsor. Ray is responsible for the company’s long-term business strategy, including supporting our lending product development, and leading capital strategy, which includes concurrently developing strategic offerings with investment partners amongst the independent broker dealer community, family offices and pension funds. Ray has more than 20 years of management experience. Since 2014, Ray has focused is operational and strategic skills on implementing policy, process and operational enhancements for various investment funds and vehicles distributed in the independent broker dealer community. Ray has served both private companies and registered alternative investment funds in various senior roles. Ray attended Wayne State University.

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Paul Cleary is President and Chief Operating Officer for our Sponsor. Paul brings nearly 25 years of national commercial real estate lending experience involving small-balance originations, construction loans, as well as a federally chartered credit union’s national CRE loan portfolio. He most recently served as a Senior Loan Originator for Parkview Financial, a national private mid-market commercial construction lender. He previously served as Chief Operating Officer for Money360, a national private mid-market commercial real estate lender. His role encompassed the development of lending operations to fuel growth, which included managing loan production growth. Prior to joining Money360, Paul was a founding member and the EVP, National Production Manager for Cherrywood Commercial Lending, a national small balance commercial real estate lender. Paul has held management or production positions with Kinecta Federal Credit Union, Impac Commercial Capital, Hawthorne Savings, Fremont Investment and Loan as well as FINOVA Realty Capital. He earned a master’s degree in Business Administration from the University of California, Irvine, a juris doctor degree (JD) from the University of San Diego School of Law and a bachelors’ degree with a Political Finance concentration from the University of California, Santa Barbara.

Thomas McGovern is the (incoming) Chief Financial Officer for our Manager. Thomas previously served as Interim Chief Financial Officer for Veronica’s Insurance, a personal lines property and casualty insurance broker. Prior to that he spent 20 years on Wall Street as an investment banker and equity research analyst, most recently covering non-depository lenders and financial institutions sponsors as an Executive Director at Nomura Securities International. He also advised depository and non-depository lenders as a Vice President at The Royal Bank of Canada Capital Markets, a Vice President at independent advisory firm Cypress Associates and a member of the Global Financial Institutions investment banking group at Morgan Stanley. Thomas had been a sell side equity research analyst at Lehman Brothers covering banks and thrifts for the top ranked Institutional Investor mortgage & specialty finance research group. He earned an MBA from the Darden Graduate School of Business at the University of Virginia and a BA in Economics from Hamilton College where he graduated summa cum laude. Thomas holds the Chartered Financial Analyst (CFA) designation and the Series 79 securities license.

Director and Executive Compensation

Our company does not have executives. It is operated by our Manager. We will not reimburse our Manager for any portion of the salaries and benefits to be paid to its executive officers.

Item 4. Security Ownership of Management and Certain Security Holders

The table below sets forth, as of the issuance date of this report, certain information regarding the beneficial ownership of our outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding membership units and (2) each of our named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Gary Bechtel*	N/A	19.16%

LLC Interests	Kevin Kennedy*	N/A	27.65%

LLC Interests	Raymond Davis*	N/A	12.77%

LLC Interests	White Oak Capital Holdings, LLC**†	N/A	40.42%

LLC Interests	All Executives and Managers*	N/A	59.58%

_________________

*625 Kenmoor Avenue SE, Suite 200, Grand Rapids, Michigan 49546

**121 West Long Lake Road, Suite 300 Bloomfield Hills, MI 48304

†Messrs. Bechtel and Davis own the majority of the voting equity securities (each own 40%) of White Oak Capital Holdings, LLC

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Item 5. Interest of Management and Others in Certain Transaction

For further details, please see Note 4, Related Party Transactions in Item 7, Financial Statements.

Item 6. Other Information

Not applicable.

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Item 7. Financial Statements

RED OAK CAPITAL FUND IV, LLC

FINANCIAL STATEMENTS

AND
INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2021 AND DECEMBER 31, 2020

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Red Oak Capital Fund IV, LLC
Contents

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INDEPENDENT AUDITOR’S REPORT

To the Managing Member

Red Oak Capital Fund IV, LLC

Opinion

We have audited the accompanying financial statements of Red Oak Capital Fund IV, LLC (a Delaware limited liability corporation), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in member’s capital, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

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To the Managing Member

Red Oak Capital Fund IV, LLC

Page Two

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ UHY LLP

Farmington Hills, Michigan

May 20, 2022

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Red Oak Capital Fund IV, LLC
Balance Sheets

	December 31, 2021	December 31, 2020

Assets

Current assets:
Cash and cash equivalents	$13,674,726	$4,725,533
Restricted cash - bond service reserve	-	100,003
Mortgage loans receivable, held for investment, net	26,118,001	18,825,424
Loan interest receivable	507,990	282,059
Accrued paid-in-kind interest	746,907	111,175
Due from other	80,697	-
Property - held for sale, net	1,556,228	-
Total current assets	42,684,549	24,044,194

Long-term assets:
Mortgage loans receivable, held for investment, net	5,417,839	31,062,677

Total assets	$48,102,388	$55,106,871

Liabilities and Member's Deficit

Current liabilities:
Loan interest reserves	$1,372,410	$5,788,151
Loan construction reserves	942,479	4,734,094
Bond interest payable	1,026,332	1,026,332
Due to managing member	-	28,125
Total current liabilities	3,341,221	11,576,702

Long-term liabilities:
Series A bonds payable, net	1,485,170	1,461,886
Series B bonds payable, net	41,697,396	41,027,721
Series Ra bonds payable, net	703,171	698,606
Series Rb bonds payable, net	3,041,534	3,031,649
Total long-term liabilities	46,927,271	46,219,862

Member's deficit	(2,166,104)	(2,689,693)

Total liabilities and member's deficit	$48,102,388	$55,106,871

14

Red Oak Capital Fund IV, LLC
Statements of Operations

	For the Years Ending December 31
	2021	2020

Revenue:
Mortgage interest income	$6,018,250	$2,077,935
Paid-in-kind interest income	635,732	111,175
Rental income	43,654	-
Bank interest income	4	84,204
Total revenue	6,697,640	2,273,314

Expenses:
Bond interest expense	4,806,480	3,259,867
Management fees	875,000	595,460
Management disposition fees	310,036	28,125
Organization fees	-	1,000,000
General and administrative	91,763	79,655
Total expenses	6,083,279	4,963,107

Other income (expense)
Unrealized loss on property - held for sale	(90,772)	-
Total other income (expense)	(90,772)	-

Net income (loss)	$523,589	$(2,689,793)

15

Red Oak Capital Fund IV, LLC
Statements of Changes in Member's Capital

Managing Member

Member's deficit, January 1, 2020	$-

Capital contributions	100

Net income (loss)	(2,689,793)

Member's deficit, January 1, 2021	$(2,689,693)

Net income (loss)	523,589

Member's deficit, December 31, 2021	$(2,166,104)

16

Red Oak Capital Fund IV, LLC
Statements of Cash Flows

	For the Years Ending December 31
	2021	2020

Cash flows from operating activities:
Net income (loss)	$523,589	$(2,689,793)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Unrealized loss on property - held for sale	90,772	-
Accretion of loan origination income	(1,891,063)	(513,160)
Amortization of debt issuance costs	701,158	479,708
Change in other operating assets and liabilities:
Net change in loan interest receivable	(225,931)	(282,059)
Net change in accrued paid-in-kind interest	(635,732)	(111,175)
Net change in due from other	(80,697)	-
Net change in bond interest payable	-	1,026,332
Net change in due to managing member	(28,125)	28,125

Net cash provided by (used in) operating activities	(1,546,029)	(2,062,022)

Cash flows from investing activities:
Mortgage notes issued	(13,660,000)	(49,374,941)
Mortgage notes repaid	32,256,324	-
Loan interest reserves	(4,415,741)	5,788,151
Loan construction reserve additions	604,522	9,370,276
Loan construction reserve drawdowns	(4,396,137)	(4,636,182)

Net cash provided by (used in) investing activities	10,388,968	(38,852,696)

Cash flows from financing activities:
Member contributions	-	100
Proceeds from Series A Bonds	-	1,520,000
Proceeds from Series B Bonds	-	44,684,000
Proceeds from Series Ra Bonds	-	710,000
Proceeds from Series Ra Bonds	-	3,086,000
Payment of debt issuance costs	-	(4,259,846)
Refund of debt issuance costs	6,251	-

Net cash provided by (used in) financing activities	6,251	45,740,254

Net change in cash, cash equivalents, and restricted cash	8,849,190	4,825,536

Cash, cash equivalents, and restricted cash, beginning of year	4,825,536	-

Cash, cash equivalents, and restricted cash, end of year	$13,674,726	$4,825,536

17

Red Oak Capital Fund IV, LLC

Notes to Financial Statements

December 31, 2021 and December 31, 2020

1.     Organization

Red Oak Capital Fund IV, LLC, (the “Company”) is a Delaware limited liability company formed to originate senior loans collateralized by commercial real estate in the United States of America. The Company’s plan is to originate, acquire, and manage commercial real estate loans and securities and other commercial real estate-related debt instruments. Red Oak Capital GP, LLC is the Managing Member and owns 100% of the member interests in the Company.

The Company formed on October 31, 2019 and commenced operations on February 21, 2020. The Company raised $50 million of Series A, B, Ra, and Rb Bonds (collectively the “Bonds”) pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The Company’s term is indefinite.

The Company’s operations may be affected by the ongoing outbreak of the coronavirus (COVID-19) which was declared a pandemic by the World Health Organization in March 2020. Possible effects of the pandemic may include, but are not limited to, delay of payments from borrowers, an increase in extension risk, higher rate of defaults, and delaying loan closing periods due to third parties experiencing quarantines or social distancing within the labor workforce. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows.

2.     Significant accounting policies

Basis of presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and all values are stated in United States dollars.

Use of estimates

The preparation of the financial statements requires the Managing Member to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. In particular, the COVID-19 pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may affect future estimates including, but not limited to, our allowance for loan losses. The Managing Member believes the estimates utilized in preparing the Company’s financial statements are reasonable and prudent; however, actual results could differ from these estimates and such differences could be material to the Company's financial statements.

Fair value – hierarchy of fair value

In accordance with FASB ASC 820-10, Fair Value Measurements and Disclosures, the Company discloses the fair value of its assets and liabilities in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation. FASB ASC 820-10-35-39 to 55 provides three levels of the fair value hierarchy as follows:

Level One - Inputs use quoted prices in active markets for identical assets or liabilities of which the Company has the ability to access.

Level Two - Inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level Three - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.

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Red Oak Capital Fund IV, LLC

Notes to Financial Statements

December 31, 2021 and December 31, 2020

2.     Significant accounting policies (continued)

In instances whereby inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgement and considers factors specific to each asset or liability.

Cash and cash equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents may include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held to meet short-term liquidity requirements, rather than for investment purposes. Restricted cash represents cash held in escrow for the benefit of the Company’s bondholders for the payment of the debt service obligation.

Cash and cash equivalents are held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation limitations.

The Company follows ASU 2016-18, “Restricted Cash”, which clarifies the presentation requirements of restricted cash within the statement of cash flows. The changes in restricted cash and restricted cash equivalents during the period should be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance that sum to the total of the same such amounts shown in the statement of cash flows as of December 31, 2021 and December 31, 2020:

	12/31/2021	12/31/2020
Cash and cash equivalents	$13,674,726	$4,725,533
Restricted cash – bond service reserve	-	100,003
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$13,674,726	$4,825,536

Property - held for sale

Property – held for sale represents foreclosed properties that are initially recorded at lower of cost or fair value less estimated costs to sell establishing a new cost basis. Physical possession of commercial real estate property collateralizing a commercial mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure of through a similar legal agreement. If fair value declines subsequent to foreclosure, a valuation allowance will be created and expensed as an unrealized loss.

Mortgage loans receivable

Mortgage loans receivable are classified as held-for-investment based on the Company’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal adjusted for any impairment or allowance for loan losses. The Company’s mortgage loans receivable consists of senior secured private company loans collateralized by the borrower’s underlying commercial real estate assets. The repayment of the loans will be dependent upon the borrower’s ability to obtain a permanent financing solution or to sell the commercial real estate asset. The Company’s mortgage loans receivable have heightened credit risk stemming from several factors, including the concentration of loans to a limited number of borrowers, the likelihood of construction projects running over budget, and the inability of the borrower to sell the underlying commercial real estate asset.

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Red Oak Capital Fund IV, LLC

Notes to Financial Statements

December 31, 2021 and December 31, 2020

2.     Significant accounting policies (continued)

Impairment and allowance for loan losses

Mortgage loans receivable are considered “impaired” when, based on observable information, it is probable the Company will be unable to collect the total amount outstanding under the contractual terms of the loan agreement. The Managing Member assesses mortgage loans receivable for impairment on an individual loan basis and determines the extent to which a specific valuation allowance is necessary by comparing the loan’s remaining balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s base interest rate.

An allowance for loan losses on mortgage loans receivable is established through a provision for loan losses charged against income and includes specific reserves for impaired loans. Loans deemed to be uncollectible are charged against the allowance when the Managing Member believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. The Managing Member’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral, and current economic conditions. There were no impairments recorded during the periods ending December 31, 2021 or December 31, 2020.

Revenue recognition and accounts receivable

Interest income on mortgage loans receivable is recognized over time using the interest method. Interest is accrued when earned in accordance with the terms of the loan agreement.

Loan origination income is amortized over the life of the mortgage loan receivable using the interest method and is reflected as a direct deduction from the related mortgage loans receivable in the accompanying balance sheet. Accretion of loan origination income totaled $1,891,063 and $513,160 for the periods ending December 31, 2021 and December 31, 2020, respectively, and is included in interest income in the accompanying statement of operations. The Company had gross mortgage loans receivable of $31.93 and $50.83 million, presented net of $0.40 and $0.94 million of unamortized deferred loan origination income at December 31, 2021 and December 31, 2020, respectively.

Bonds payable

Company-issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis. The contingent interest associated with the bonds will be recognized on an accrual basis at the end of each reporting period assuming a hypothetical liquidation of the Company’s mortgage loans receivable at fair value.

Income taxes

As a limited liability company, the Company itself is not subject to United States federal income taxes. The sole member is individually liable for income taxes, if any, on its share of the Company's net taxable income. Accordingly, no provision or credit for income taxes is recorded in the accompanying financial statements. The Company anticipates paying distributions to its member in amounts adequate to meet its tax obligation.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, “Income Taxes”, as amended by Accounting Standards Update 2009-06, “Implementation Guidance on Accounting for Uncertainty in Taxes and Disclosures Amendments for Nonpublic Entities.” This guidance requires the Company to recognize a tax benefit or liability from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company would measure the tax benefit or liability as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

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Red Oak Capital Fund IV, LLC

Notes to Financial Statements

December 31, 2021 and December 31, 2020

2.     Significant accounting policies (continued)

As of December 31, 2021 and December 31, 2020, the Company had not recorded any benefit or liability for unrecognized taxes.

The Company files United States federal income tax returns as well as various state returns. With few exceptions, the Company’s tax returns and the amount of allocable income or loss are subject to examination by taxing authorities for three years subsequent to the Company’s commencement of operations. If such examinations result in changes to income or loss, the tax liability of the members could be changed accordingly. There are currently no examinations being conducted of the Company by the Internal Revenue Service or any other taxing authority.

The Company accrues all interest and penalties under relevant tax law as incurred. As of December 31, 2021 and December 31, 2020, no amount of interest and penalties related to uncertain tax positions was recognized in the Statement of Operations.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Recent Accounting Pronouncements – Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update 2016-13 (“ASU 2016-13”), Financial Instruments - Credit Losses: Measurement of Credit Losses of Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net carrying value at the amount expected to be collected on the financial asset. An entity will be required to disclose information about how it developed its allowance for credit losses, including changes in the factors that influenced management’s estimate of expected credit losses and the reasons for those changes for financial assets measured at amortized cost. ASU 2016-13 is effective for the Company, under the extended transition period under the JOBS Act, for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. The Company is still evaluating the impact of adopting ASU 2016-13 on its financial statements.

Reclassifications

Certain 2020 amounts have been reclassified to conform to the presentation adopted in 2021. These reclassifications had no effect on previously reported net income (loss) or member’s deficit.

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Red Oak Capital Fund IV, LLC

Notes to Financial Statements

December 31, 2021 and December 31, 2020

3.     Mortgage loans receivable

As of December 31, 2021 and December 31, 2020, the Company held approximately $31.54 and $49.89 million of mortgage loans receivable, respectively. At December 31, 2021, this consisted of six mortgage loans with a weighted average interest rate of 8.66% and additional weighted average paid-in-kind (“PIK”) interest rate of 2.41%, and where the maturities ranged from February 28, 2022 to June 30, 2023, based on twelve-month or twenty-four-month terms, with some loans having two optional six-month extensions. The Company earned and accrued $4,035,241 of mortgage loan interest income and $635,732 in PIK interest income during the period ending December 31, 2021. At the end of 2020, this consisted of ten mortgage loans with a weighted average interest rate of 8.75% and additional weighted average paid-in-kind interest rate of 0.98% and where the maturities ranged from April 24, 2021 to October 28, 2022, based on twelve-month or twenty-four-month terms with two optional six-month extensions. The company earned and accrued $1,527,684 of mortgage loan interest income and $111,175 in PIK interest income during the period ending December 31, 2020.

In accordance with the Company's mortgage loan receivable agreements, most borrowers must fund a loan interest reserve account with six to twelve months of interest payments. The Company may also hold prepaid interest on behalf of each borrower as applicable. As of December 31, 2021 and December 31, 2020, the loan interest reserve account, including prepaid interest, contained approximately $1.37 and $5.79 million, respectively. Additionally, the Company holds certain construction funds on behalf of each borrower which is then paid out in accordance with a construction budget, draw schedule, and payment schedule, as applicable. As of December 31, 2021 and December 31, 2020, the loan construction reserve account contained approximately $0.94 and $4.73 million, respectively.

On February 3, 2021, the Company issued a notice of default to a mortgage note borrower, West Valley Commons Equity Group, LLC, and increased the interest rate to the default rate of 16% per annum. The note originally matured on April 30, 2021, and held an unpaid principal balance of $1,556,250. On October 5, 2021, the property was acquired through foreclosure.

On December 22, 2021, the Company issued a notice of default to a mortgage note borrower, The Legacy Group Properties, LLC, and increased the interest rate to the default rate of 16% per annum. The note originally matured on April 24, 2021, and holds an unpaid principal balance of $2,000,000 with interest receivable of approximately $219,000 as of December 31, 2021. Given the property’s value, cash reserves, and existing loan-to-value, the Company does not believe there is a material risk of loss to either principal or interest.

4.     Property – held for sale, net

At December 31, 2021 and December 31, 2020, the net balance of properties held for sale was $1,556,228 and $0, respectively, of foreclosed commercial real estate properties recorded as a result of obtaining physical possession of the property.

On October 5, 2021, the 48-unit multifamily property located in Thomaston, GA, formerly owned by West Valley Commons Equity Group, LLC was acquired through foreclosure. The note originally matured on April 30, 2021 and the cost basis of asset at the date of foreclosure was approximately $1,647,000. The Company immediately began the process of selling the property. On February 1, 2022, the Company accepted an offer for $1.65 million for the property. The sale of this property closed on May 2, 2022, with net proceeds of approximately $1,556,000 and expected realized loss of approximately $91,000.

22

Red Oak Capital Fund IV, LLC

Notes to Financial Statements

December 31, 2021 and December 31, 2020

5.     Related party transactions

The Company will pay an annual management fee, calculated and payable on a quarterly basis, to the Managing Member. The management fee is based on an annual rate of 1.75% of gross principal outstanding of all Bonds. For the periods ending December 31, 2021 and December 31, 2020, $875,000 and $595,460 of management fees have been earned and paid to the Managing Member, respectively. Zero management fees were held as payable to the Managing Member as of December 31, 2021 and December 31, 2020.

The Company will pay a disposition fee to the Managing Member. The disposition fee is calculated as 1.00% of the proceeds received from the repayment of the principal amount of any of its debt investments or any other disposition of the underlying real estate. For the periods ending December 31, 2021 and December 31, 2020, $310,036 and $28,125 of disposition fees were earned, respectively. As of December 31, 2021 and December 31, 2020, $0 and $28,125 in disposition fees were held as payable to the Managing Member, respectively.

The Company will pay organization fees, calculated and payable at every closing, to the Managing Member. The organizational fee is calculated as 2.00% of the gross principal outstanding of all Bonds. For the periods ending December 31, 2021 and December 31, 2020, $0 and $1,000,000 of organization fees have been incurred. As of December 31, 2021 and December 31, 2020, $0 organization fees were held as payable to the Managing Member, respectively.

6.     Member’s equity

During the periods ending December 31, 2021 and December 31, 2020, the Managing Member, as sole member of the Company, made $0 and $100 capital contributions and received no distributions, respectively.

7.     Bonds payable

During the years ending December 31, 2021 and December 31, 2020, the Company issued $0 and $1.52 million of Series A, $0 and $44.68 million of Series B, $0 and $0.71 million of Series Ra, and $0 and $3.09 million Series Rb Bonds, respectively. The Bonds are secured by a senior blanket lien on all assets of the Company. The Company has incurred debt issuance costs from the Bond offering. The Company capitalizes and amortizes the costs through the maturity of each Series as applicable. As of December 31, 2021 and December 31, 2020, there have been approximately $4.25 and $4.25 million of debt issuance costs incurred by the Company, respectively. During the periods ending December 31, 2021 and December 31, 2020, approximately $701,160 and $479,710 were amortized to bond interest expense, respectively.

Bonds payable as of December 31, 2021 and December 31, 2020 are comprised of the following:

	12/31/2021	12/31/2020
Series A bonds payable	$1,520,000	$1,520,000
Series B bonds payable	44,684,000	44,684,000
Series Ra bonds payable	710,000	710,000
Series Rb bonds payable	3,086,000	3,086,000
Debt issuance costs	(3,072,729)	(3,780,138)
Total bonds payable, net	$46,927,271	$46,219,862

23

Red Oak Capital Fund IV, LLC

Notes to Financial Statements

December 31, 2021 and December 31, 2020

7.     Bonds payable (continued)

The Company will execute quarterly interest payments to the Series A, B, Ra, and Rb Bondholders at a rate of 6.25%, 8.25%, 6.50%, and 9.00% per annum, respectively. For the periods ending December 31, 2021 and December 31, 2020, the Company has recorded $4,105,322 and $2,780,158 of bond interest expense payable to Bondholders, respectively. As of December 31, 2021 and December 31, 2020 $1,026,332 and $1,026,332 were held as payable to all Bondholders, respectively.

In accordance with the Offering Documents and Indenture, a Bond Service Reserve account was established with the Company’s trustee, UMB Bank. As it is required, the Company keeps 3.75% of gross offering proceeds with the trustee for a period of one year following the first closing date of February 21, 2020. As of December 31, 2021 and December 31, 2020, the account contained $0 and $100,003, respectively, reflected as restricted cash - bond interest reserve on the Company’s balance sheet. On January 25, 2021, the Bond Service Reserve requirement was terminated and the funds remaining in the UMB trust account were returned to the company.

The maturity date of Series A and Ra Bonds will be June 30, 2023, whereas the maturity date will be June 30, 2026 for Series B and Rb Bonds. Upon the maturity of the Bonds, the Series A/Ra and Series B/Rb Bondholders will receive a Contingent Interest Payment equal to 4% and 24% of the Spread, respectively. The Spread is defined as the difference between such bond’s pro-rata share of revenue derived from senior secured private company loans less the interest paid to such bondholder, withholding for fees at the discretion of the Managing Member.

Series B and Rb Bonds will be redeemable beginning July 1, 2024. Once the Company receives written notice from the bondholder, it will have 120 days from the date of receipt to redeem the bonds at a price per bond equal to: (i) $880 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1, 2024 and (ii) $900 plus any accrued but unpaid interest on the Bond if the notice is received on or after July 1, 2025.

The Company’s obligation to redeem bonds in any given year pursuant to this Series B and Rb Redemption is limited to 10% of the outstanding principal balance of the Series B and Rb Bonds on January 1st of the applicable year. Bond redemptions pursuant to the Series B and Rb Redemption will occur in the order that notices are received.

Upon maturity, and subject to the terms and conditions described in the offering memorandum, the bonds will be automatically renewed at the same interest rate for an additional two years in the case of series A and Series Ra bonds, or an additional five years in the case of Series B or Series Rb bonds, unless redeemed upon maturity at the Company or the bondholders’ election.

8.     Commitments and contingencies

The Company has provided general indemnifications to the Managing Member, any affiliate of the Managing Member and any person acting on behalf of the Managing Member or that affiliate when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim but expects the risk of having to make any payments under these general business indemnifications to be remote.

9.     Subsequent events

On January 25, 2022, in accordance with the offering circular, the Company executed a bond interest payment for $1,026,332 to the trustee and paying agent, Great Lakes Fund Solutions, Inc.

On March 14, 2022, the Company announced the resignation of Jason Anderson, Chief Financial Officer, and Joseph Elias, Chief Operating Officer, from Red Oak Capital GP, LLC, our managing member, and all other affiliated entities.

24

Red Oak Capital Fund IV, LLC

Notes to Financial Statements

December 31, 2021 and December 31, 2020

9.     Subsequent events (continued)

On March 17, 2022, the Company announced the appointment of Thomas McGovern as Chief Financial Officer and Paul Cleary as Chief Operating Officer of Red Oak Capital GP, LLC, and all other affiliated entities.

On March 22, 2022, mortgage note borrower The Legacy Group Properties, LLC paid off its note with a principal balance of $2,000,000. The note originally matured on April 21, 2021 and had an interest rate of 13%. The Company received $2,319,774 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

On April 25, 2022, in accordance with the offering circular, the Company executed a bond interest payment for $1,009,832 to the trustee and paying agent, Great Lakes Fund Solutions, Inc.

On May 18, 2022, mortgage note borrower 9711 Linkmeadow, LLC paid off its note with a principal balance of $1,162,600. The note originally matured on August 31, 2021 and had an interest rate of 8%. The Company received $1,255,255 in proceeds from the loan payoff resulting in a full payoff of the loan carrying amount, including all principal, interest and other charges, net of outstanding interest and construction reserves.

The financial statements were approved by management and available for issuance on May 20, 2022. Subsequent events have been evaluated through this date.

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Item 8. Exhibits

Exhibit Number	Exhibit Description

(2)(a)	Certificate of Formation of Red Oak Capital Fund IV, LLC, incorporated by reference to Exhibit 2(a) of the Company’s Form 1-A filed on November 19, 2019

(2)(b)	Limited Liability Company Agreement of Red Oak Capital Fund IV, LLC incorporated by reference to Exhibit 2(b) of the Company’s Form 1-A filed on November 19, 2019

(3)(a)	Form of Indenture between Red Oak Capital Fund IV, LLC and UMB Bank, N.A., incorporated by reference to Exhibit 3(a) of the Company’s Form 1-A/A filed on December 27, 2019

(3)(b)	Form of Series A Bond, incorporated by reference to Exhibit 3(b) of the Company’s Form 1-A/A filed on December 27, 2019

(3)(c)	Form of Series B Bond, incorporated by reference to Exhibit 3(c) of the Company’s Form 1-A/A filed on December 27, 2019

(3)(b)	Form of Series Ra Bond, incorporated by reference to Exhibit 3(d) of the Company’s Form 1-A/A filed on December 27, 2019

(3)(c)	Form of Series Rb Bond, incorporated by reference to Exhibit 3(e) of the Company’s Form 1-A/A filed on December 27, 2019

(3)(d)	Pledge and Security Agreement, incorporated by reference to Exhibit 3(f) of the Company’s Form 1-A/A filed on December 27, 2019

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids of Michigan on May 20, 2022.

RED OAK CAPITAL FUND IV, LLC,
a Delaware limited liability company

By:	Red Oak Capital GP, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Capital Holdings, LLC,
a Delaware limited liability company
Its:	Sole Member

By:	Red Oak Holdings Management, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Gary Bechtel
Name:	Gary Bechtel
Its:	Manager

By:	/s/Kevin Kennedy
Name:	Kevin Kennedy
Its:	Manager

By:	/s/Raymond Davis
Name:	Raymond Davis
Its:	Manager

By:	/s/Gary Bechtel
Name:	Gary Bechtel
Its:	Chief Executive Officer of the Sole Member of the Manager
(Principal Executive Officer)

By:	/s/ Jason Anderson
Name:	Jason Anderson
Its:	Chief Financial Officer of the Sole Member of the Manager
(Principal Financial Officer and Principal Accounting Officer)

27